As filed with the Securities and Exchange Commission on August 13, 2015

Registration Statement No.  333-178630
Registration Statement No.  333-125264

Registration Statement No. 333-27429

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-178630

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-125264

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-27429

Under

The Securities Act of 1933

________________

ASSOCIATED ESTATES REALTY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Ohio	33-1747603
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1 AEC Parkway, Richmond Heights, Ohio	44143
(Address of Principal Executive Offices)	(Zip Code)

________________

The AERC 401(k) Savings Plan and Trust

Associated Estates Realty Corporation Amended and Restated 2001 Equity-Based Award Plan

Associated Estates Realty Corporation 2011 Equity-Based Award Plan

Associated Estates Realty Corporation Directors’ Deferred Compensation Plan

Associated Estates Realty Corporation Elective Deferred Compensation Plan

Associated Estates Realty Corporation 1993 Share Incentive Plan

(Full Title of the Plans)

________________

Murray Goldfarb

Authorized Officer

BSREP II Multifamily LLC

5510 Morehouse Drive, Suite 200

San Diego, California 92101

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

Copy to:

Neil Q. Whoriskey

Steven L. Wilner

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

REMOVAL FROM REGISTRATION

Associated Estates Realty Corporation, an Ohio corporation (“AERC” or the “Registrant”), is filing these Post-Effective Amendments to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)	Registration Statement No. 333-178630, pertaining to the registration of shares of Common stock, without par value, of AERC (“Common Stock”) under the Associated Estates Realty Corporation 2011 Equity-Based Award Plan, Associated Estates Realty Corporation Directors’ Deferred Compensation Plan, and Associated Estates Realty Corporation Elective Deferred Compensation Plan, which was filed with the Securities and Exchange Commission (“SEC”) on December 20, 2011;
(2)	Registration Statement No. 333-125264, pertaining to the registration of shares of Common Stock under the Associated Estates Realty Corporation Amended and Restated 2001 Equity-Based Award Plan, which was filed with the SEC on May 26, 2005; and
(3)	Registration Statement No. 333-27429, pertaining to the registration of shares of Common Stock under the AERC 401(k) Savings Plan and Trust, which was filed with the SEC on May 20, 1997.

On August 7, 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 22, 2015, as amended by that certain Amendment No. 1, dated August 6, 2015 (the “Merger Agreement”), among AERC, BSREP II Aries Pooling LLC, a Delaware Limited Liability Company (“Parent”), and BSREP II Aries DE Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into AERC with Merger Sub continuing as the surviving corporation and an indirect subsidiary of Parent (the “Merger”). Following the Merger, Merger Sub underwent conversion into BSREP II Multifamily LLC, a Delaware limited liability company.

In connection with the Merger, each issued and outstanding share of AERC’s common stock (such common stock issued and outstanding immediately before the Merger, collectively, “Shares”), other than Shares owned by Parent or any direct or indirect wholly owned subsidiaries of Parent and any Shares of AERC common stock held in the treasury of AERC, were converted into the right to receive $28.75 in cash, without interest thereon and less any required withholding taxes. Accordingly, AERC has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by AERC in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, AERC hereby removes from registration all securities registered but unsold under the Registration Statements, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of August, 2015.

BSREP II MULTIFAMILY LLC (as successor by merger to Associated Estates Realty Corporation)

By: FFI BSREP II GP LLC, its non-member manager

By: /s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Authorized Officer